Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of June 27, 2019, among LAMB WESTON BSW, LLC (the “New Guarantor”), a subsidiary of LAMB WESTON HOLDINGS, INC., a Delaware corporation (the “Company”), the Company and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS the Company, certain Guarantors and the Trustee have heretofore executed an indenture, dated as of November 9, 2016 (as amended, supplemented or otherwise modified, the “Indenture”), providing for the issuance of the Company’s 4.625% Senior Notes due 2024 (the “Notes”), initially in the aggregate principal amount of $833,000,000;

WHEREAS Sections 4.14 and 10.06 of the Indenture provide that under certain circumstances the Company is required to cause the New Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture pursuant to a Guarantee on the terms and conditions set forth herein; and

WHEREAS pursuant to Section 9.01 of the Indenture, the Trustee and the Company are authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.    Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “Holders” in this Supplemental Indenture shall refer to the term “Holders” as defined in the Indenture and the Trustee acting on behalf of and for the benefit of such Holders. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

2.    Agreement to Guarantee. The New Guarantor hereby agrees, jointly and severally with all existing Guarantors (if any), to unconditionally guarantee the Company’s Obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in Article X of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a Guarantor under the Indenture.

3.    Notices. All notices or other communications to the New Guarantor shall be given as provided in Section 11.01 of the Indenture.

4.    Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

5.    Governing Law.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

6.    Trustee’s Disclaimer. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture and it shall not be responsible for any statement of the Company or any Guarantor (including the New Guarantor) in this Supplemental Indenture.

7.    Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

8.    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

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IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

LAMB WESTON HOLDINGS, INC.
LAMB WESTON HOLDINGS, INC.

	By:	/s/ Robert M. McNutt
Name: Robert M. McNutt
Title: Senior Vice President and Chief Financial Officer

LAMB WESTON BSW, LLC, as a Guarantor

	By:	/s/ Bernadette M. Madarieta
Name: Bernadette M. Madarieta
Title: President and Treasurer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

	By:	/s/ Casey A Boyle
Name: Casey A Boyle
Title: Assistant Vice President